Notice of Grant of Award
and Award Agreement
(this “Agreement”)

Commerce Bancshares, Inc.
ID: 43-0889454
1000 Walnut St.
Kansas City, MO 64106

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

[ Participant Name ]
[ Employee ID ]
[ Participant ID ]

Award Number: [ ###### ]

Effective [ Grant Date ] (the "Grant Date"), you (“Grantee”) have been granted [ Number of Units Granted ] Restricted Stock Units pursuant to the Commerce Bancshares, Inc. (the “Company”) Equity Incentive Plan, as amended and restated effective April 19, 2023 (the “Plan”). Each Restricted Stock Unit represents the right to receive one Share of Common Stock upon the conclusion of the period beginning on the Grant Date and ending on the Vesting Date (as defined below) (the “Period of Restriction”). The terms and conditions of your grant (the “Award”) are discussed below.

Subject to the Additional Terms and Conditions below, the Award shall become fully vested, and all restrictions shall lapse according to the following schedule, subject to Grantee’s continued service with the Company through the Vesting Date:

Shares Full Vest
[ Vesting Date and Quantity ]

ADDITIONAL TERMS AND CONDITIONS

1.Definitions. Capitalized terms used in this Agreement but not defined herein shall have the meaning set forth in the Plan.

2.Sale or Transfer Restrictions; Rights as Shareholder. The Restricted Stock Units shall be held by Grantee without the rights of sale or transfer, and subject to forfeiture as provided in Paragraph 4, until vested. The Grantee shall not have any rights of a shareholder with respect to the Shares of Common Stock underlying the Restricted Stock Units unless and until the Restricted Stock Units vest and are settled by the issuance of such Shares of Common Stock. Upon and following the settlement of the Restricted Stock Units, the Grantee shall be the record owner of the Shares of Common Stock underlying the Restricted Stock Units and shall be entitled to all rights of a shareholder of the Company (including voting rights).

3.Settlement of Restricted Stock Units/Distribution of Dividend Equivalents. Within 60 days following the Vesting Date or Grantee’s death or Disability as provided under Paragraph 4 below, the Company shall: (a) issue and deliver to the Grantee the number of Shares of Common Stock equal to the number of vested Restricted Stock Units, adjusted for stock dividend equivalents as provided under Paragraph 9 below; (b) enter the Grantee's name on the books of the Company as the shareholder of record with respect to the Shares of Common Stock delivered to the Grantee; and (c) make a cash payment for cash dividend equivalents attributable to such Shares of Common Stock as provided under Paragraph 9 below.

4.Forfeiture.

a.Termination of Service. In the event Grantee incurs a Termination of Service for any reason other than death or Disability prior to the Vesting Date, Grantee’s non-vested Restricted Stock Units (and all stock and cash dividend equivalents related thereto) shall be immediately forfeited by Grantee and no Shares of Common Stock shall be issued to the Grantee with respect to such forfeited Restricted Stock Units. The Committee shall determine the effect of an approved leave of absence and all questions related to "continuous service" hereunder.

b.Death or Disability. In the event Grantee incurs a Termination of Service due to death or Disability, Grantee shall become vested in that part of the Award which equals the portion of the Period of Restriction (measured in full and partial months) completed before the date of death or Disability and the remainder of the Award shall be forfeited.

5.Restrictive Covenants. As a condition precedent to and in consideration of this Award, which Grantee acknowledges has significant and measurable economic value as of the Grant Date independent of whether the Award vests or is settled, Grantee agrees to the restrictive covenants under this Paragraph 5. For purposes of this provision, the term “Company” includes the Company and all of Company’s direct and indirect Subsidiaries and affiliates.

a.Acknowledgments. Grantee acknowledges that the Company's relationships with its respective customers, clients, employees, and other business associations are among the Company’s most important assets, and that developing, maintaining and continuing these relationships is one of the Company's highest priorities. Grantee further understands that Grantee will be relied upon to develop and maintain the goodwill of these relationships on behalf of Company throughout the course of the employment or service relationship.

b.Duration. Grantee agrees that each of the restrictive covenants under this Paragraph 5 remain in effect from the Grant Date through and ending twelve (12) months following Termination of Service (the “Restricted Period”).

c.Non-Compete During the Restricted Period, Grantee will not directly or indirectly compete with the Company, become employed as an agent, consultant, employee, officer, or director of (i) a commercial bank, savings and loan association, savings bank, trust company, investment banking firm, stock brokerage company, financial services company, or insurance company with an office located within thirty five (35) miles of any facility of the Company located in the Standard Metropolitan Statistical Area in which the Grantee’s office was located at the time of the Termination of Service (the “Defined Area”), or (ii) a bank holding company (as defined in the Bank Holding Company Act, 12 U.S.C. Section 1841) or other company which is in the business of lending money which has an office, or a subsidiary with an office, located in the Defined Area.

d.Non-Solicitation of Employees. During the Restricted Period, Grantee will not nor will Grantee assist others to recruit, solicit, or induce, or attempt to induce, any employees of Company to terminate their employment or otherwise cease a relationship with Company.

e.Non-Solicitation of Business and Customers. During the Restricted Period, Grantee will not solicit, divert, reduce, or modify, either directly or indirectly, or disadvantage the Company’s business or patronage of any of the clients, customers, prospective customers, or accounts of Company as of the date of the Termination of Service or those clients, customers or accounts that:

i.Grantee was assigned at any time during the course of employment or service with Company;

ii.Grantee called on or solicited during the course of employment or service with Company;

iii.Grantee serviced or assisted others in servicing during the course of employment or service with Company; or

iv.Grantee had access to Confidential Information during the course of employment or service with Company.

Further, Grantee will not attempt or assist others to do the same. “Assisted others in servicing” includes directing the servicing or solicitation and/or participation in the management decisions relating to the client, customer, prospect or account.

f.Legal and Equitable Relief. The restrictions contained in this Paragraph 5 are necessary for the protection of the legitimate business interests and goodwill of Company, and are considered by Grantee to be reasonable in scope, duration and for all other business purposes. Grantee agrees that any breach of this Paragraph 5 will cause Company substantial and irrevocable damage. In the event of any such breach, in addition to such other remedies that may be available, including the recovery of damages from Grantee, Company shall have the right to injunctive relief to restrain or enjoin any actual or threatened breach of the provisions of this Paragraph 5.

g.Severability. The terms and provisions of this Paragraph 5 are severable in whole or in part, and if, notwithstanding the judicial modification provision below, any term or provision of this Agreement should be deemed invalid, illegal or unenforceable, the remaining terms and provisions shall remain in full force and effect.

h.Judicial Modification. Company and Grantee have attempted to limit Grantee’s activity only to the extent permitted by applicable law and necessary to protect Company from unfair competition. If a Court of competent jurisdiction determines the restrictions contained in this Paragraph 5 and its subparts are too long in duration or too broad in scope to be reasonable and enforceable, then the parties irrevocably request the Court to amend such provision only so much as shall be necessary for the restrictions contained herein to be enforceable.

i.Change in Control. In the event there shall be a Change in Control, the provisions of this Paragraph 5 shall become null and void.

j.Disclosure of Agreement. In the event that Grantee shall seek or obtain employment with any other person, firm or entity, Grantee acknowledges and consents that this Agreement may be disclosed by Company, without risk of liability, to such current or prospective employer of Grantee.

k.Survival. The obligations contained in this Paragraph 5 are independent covenants supported by the grant of the Award (not vesting) and shall survive both forfeiture and Termination of Service by Grantee for any reason whatsoever, whether voluntary or involuntary.

l.Tolling. To the extent permitted by applicable law, in the event of any violation of the restrictive covenants set forth in this Paragraph 5, Grantee acknowledges and agrees that the restricted period in this Paragraph 5 shall be extended by one day for each day that Grantee is in violation of such covenants, up to a maximum extension equal to the length of the restricted period, so as to give the Company the full benefit of the bargained-for length of forbearance.

6.Prohibition of Certain Securities Transactions. As a further condition upon Grantee’s acceptance of the Award described in this Agreement, Grantee agrees to refrain from engaging in short sales or hedging activities on the Company’s securities, including purchases or sales of puts or calls, collars or other derivative securities designed to or that may reasonably be expected to have the effect of hedging or offsetting a decrease in the market value of the Company’s securities.

7.Shares of Record. No certificate or certificates evidencing the Shares of Common Stock underlying the Award of Restricted Stock Units will be issued in the name of Grantee until such time as the restrictions on the Award shall lapse.

8.Voting Rights of Shares. Grantee shall have no voting rights with respect to the Restricted Stock Units subject to this Award until Grantee becomes the record owner of the Shares of Common Stock underlying the Restricted Stock Units.

9.Dividend Equivalents. If, prior to the settlement and issuance of Shares of Common Stock underlying Grantee’s Restricted Stock Units, the Company declares a dividend (whether stock or cash) on the Shares of Common Stock, then, on the payment date of the dividend, Grantee shall be credited with dividend equivalents in cash or Shares of Common Stock in an amount equal to the dividends that would have been paid to the Grantee if one Share of Common Stock had been issued on the Grant Date for each Restricted Stock Unit granted to the Grantee as set forth in this Agreement. Stock dividend equivalents will be settled in Shares of Common Stock (rounded down to the nearest whole share) and cash dividend equivalents will be settled in cash at the same time Grant’s underlying Restricted Stock Units are settled.

10.Taxes. Grantee will be solely responsible for any federal, state, local or payroll taxes imposed in connection with the granting of the Shares of Restricted Stock Units or the settlement of thereof, and Grantee authorizes the Company or any Subsidiary to make any withholding for taxes which the Company or any Subsidiary deems necessary or proper in connection therewith. Grantee may satisfy the withholding requirements by electing to have the Company withhold Shares having a value equal to the amount required to be withheld with such value based on the last sale price of the Common Stock reported by NASDAQ on the date the amount of tax to be withheld is to be determined.

11.Beneficiary. Grantee may designate a beneficiary or beneficiaries and may change such designation from time to time by filing a written designation thereof with the Secretary of the Company. No such designation shall be effective unless received prior to the death of Grantee. In the absence of such designation or if the beneficiary so designated shall not survive Grantee, the Shares shall be transferred to the estate of Grantee.

12.Changes in Circumstances. It is expressly understood and agreed that Grantee assumes all risks incident to any change hereafter in the applicable laws or regulations or incident to any change in the market value of the Shares of Common Stock underlying the Award after the date hereof.

13.Change in Control. Notwithstanding any provision in this Agreement to the contrary, in the event of a Change in Control, the Restricted Stock Units that were not forfeited prior to the occurrence of the Change in Control shall immediately vest.

14.Committee Authority. Any questions concerning the interpretation of this Agreement or the Plan, and any controversy which arises under this Agreement or the Plan shall be settled by the Committee in its sole discretion. All determinations and decisions of the Committee shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

15.Plan Controls. The terms of this Agreement are governed by the terms of the Plan and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

16.Notice. Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date which it was personally delivered, or, whether actually received or not, on the third business day after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith. The Company or Grantee may change, at any time and from time to time, by written notice to the other, the address previously specified for receiving notices. Until changed in accordance herewith, the Company and Grantee specify their respective addresses as shown above.

17.Information Confidential. As partial consideration for the granting of this Award, Grantee agrees that Grantee will keep confidential all information and knowledge that Grantee has relating to the manner and amount of Grantee's participation in the Plan, provided, however, that such information may be disclosed as required by law and may be given in confidence to Grantee's spouse, tax and financial advisors, or to a financial institution to the extent that such information is necessary to secure a loan.

18.Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

By your signature and the Company's signature below, you and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and the Award Agreement. You further consent to receive a copy of the Plan and all related disclosure documents through Fidelity’s website at https://netbenefits.fidelity.com.

By: CEO, Commerce Bancshares, Inc.
Date: [ Grant Date ]

Grantee: [ Participant Name ]
Date: [ Acceptance Date ]